Exhibit 99.1

Focus Universal Inc. Announces Filing of Power Line Communication Patent

Ontario, CA (December 2, 2019) – Focus Universal Inc. (OTCQB: FCUV) (“Focus Universal” or the ”Company”), a Universal Smart Instrumentation Platform (“USIP”) developer and Universal Smart Device (“USD”) manufacturer announced today that it filed an international utility patent protecting its Power Line Communication technology (PLC) filed through the international patent cooperation treaty as application PCT/US2019/63880. PLC is a proprietary communication technology that enables sending data over an existing power grid commonly found throughout most developed cities.

“We are very pleased with this patent filing and the potential it can have for our IoT platform” said Dr. Desheng Wang, CEO. “PLC does not require any substantial new investment for its communications infrastructure by utilizing existing power lines representing major cost savings for IoT device communication.”

The first PLC patents were filed in the 1920s but have been underutilized in the commercial industry due to the harsh electrical noise present in power lines combined with the variations in equipment and standards. These issues create a number of fundamental challenges for data communication that make current PLC solutions erratic and susceptible to noise from devices linked to the power supply infrastructure. For example, common devices such as fluorescent tube lights, drills, hair dryers, refrigerators, televisions, washing machines, and vacuum cleaners all have the potential to cause interference with existing PLC technologies already in use.

“We are performing research and development with the intention of inventing our own PLC technology that attempts to tackle two challenges,” stated Dr. Wang. “First, overcoming interference caused by electronic noise on the power line system and second, bandwidth. Preliminary internal testing suggests that we have achieved noise rejection and interference suppression at five orders of magnitude better than the traditional PLC technology. We are very encouraged by the initial testing for the PLC technology and in our tests have we have connected multiple industrial devices with little to no detectable interference occurring. During these tests, the communication between devices has reached a bandwidth speed of 4 Megabits per second with what we believe is even more potential to increase in power.”

The Company plans to create more proprietary solutions around PLC and expects its USIP to be a major disruptor in the IoT industry.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to securing sufficient funding for the launch of the Universal Smart Device and related inventions or innovations as well as the continuation and results of the Universal Smart Device to meet market expectations, goals, or performance. These and other risks and uncertainties are identified and described in more detail in Focus Universal's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. Focus Universal undertakes no obligation to publicly update or revise any forward-looking statements.

About Focus Universal

Focus Universal Inc. (OTCQB: FCUV) is a Universal Smart Instrumentation Platform (“USIP”) developer and Universal Smart Device (“USD”) manufacturer for the Internet of Things market. The Company's USIP generalizes instruments into a reusable foundation and architecture-specific components (sensor modules), which together replace the functions of traditional instruments at a fraction of the cost. The USIP has an open architecture and features the ability to connect thousands of sensors and probes from different industries and communicating with the same device. The Company believes this interoperability and reusability gives Focus Universal an edge over IoT competitors.

For more information, visit www.focusuniversal.com.

Contact Information

Desheng Wang
626-272-3883
IR@focusuniversal.com

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